Exhibit (a)(xiv)

ARTICLES OF AMENDMENT

OF

DWS INVESTORS FUNDS, INC.

DWS INVESTORS FUNDS, INC., a Maryland corporation (the “Corporation”) hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:          The Charter of the Corporation is hereby amended to effectuate a reduction in the par value of the Class A and the Class S shares of the Japanese Equity Fund series of the Corporation’s Common Stock, pursuant to which: (i) the par value of the Class A shares of the Japanese Equity Fund Series of the Corporation’s Common Stock shall be decreased from $0.0013835 par value per share to $0.001 par value per share; (ii) the par value of the Class S shares of the Japanese Equity Fund Series of the Corporation’s Common Stock shall be decreased from $0.00137648 par value per share to $0.001 par value per share and (iii) the aggregate par value of the Corporation’s Common Stock shall be decreased from $17,595,875.00. In that regard, the first two sentences of Article FIFTH, Paragraph (1) of the Charter is hereby deleted in its entirety and in lieu thereof the following is substituted:

“1.       The total number of shares of capital stock of all series and classes that the Corporation shall have authority to issue is 17,500,000,000, with a par value of one-tenth of one cent ($0.001) per share, to be known and designated as Common Stock, such shares of Common Stock having an aggregate par value of Seventeen Million Five Hundred Thousand Dollars ($17,500,000.00).”

SECOND:      A majority of the entire Board of Directors of the Corporation, acting at a meeting duly called and held, adopted resolutions approving the amendments to the Charter of the Corporation as described above. The amendments are limited to changes expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President and attested to by its Assistant Secretary as of the 13th day of August, 2007; and its President acknowledges that these Articles of Amendment are the act of the Corporation, and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:	DWS INVESTORS FUNDS, INC.

/s/ Caroline Pearson	/s/ John Millette
Caroline Pearson, Assistant Secretary	John Millette, Vice President